UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported): March 8, 2016
UTG, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16867	20-2907892
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)
5250 South Sixth Street
Springfield, Illinois 62703
 (Address of principal executive offices and zip code)
(217) 241-6300
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8 – Other Events

Item 8.01.  Other Events.

The Company publicly announced today its plans to relocate the corporate headquarters from Springfield, Illinois to Stanford, Kentucky.

Following is the press release:

(Stanford, KY) - UTG, a publicly-traded life insurance company, announced today that it is relocating its corporate headquarters to Stanford, Kentucky. The move is expected to bring approximately 30 jobs to the Stanford and Central Kentucky area.

UTG is affiliated with First Southern National Bank, also headquartered in Stanford, through common ownership with local entrepreneur and businessman, Jess Correll. Correll serves as Chairman for both First Southern Bancorp, Inc. and UTG. The insurance company, which is currently headquartered in Springfield, Illinois, became affiliated with First Southern in 1998. Since then, UTG has grown to $350 million in assets while serving more than 100,000 policy holders across the United States.

Even while operating in Springfield, UTG has invested in several local businesses and supported efforts spearheaded by the Stanford Stewardship Group to promote local businesses and revitalize Main Street. The city of Stanford has seen a dramatic increase in the number of new, local businesses in recent years, including 4 Generations Homemade Ice Cream and Gift Shoppe, The Bluebird Café, Kentucky Soaps & Such, Morgan's On Main, Your Village Shoppe, Perfectly Practical and Wilderness Road Guest Houses & Rooms.

"Stanford is a thriving community full of character and charm. Our roots have been here a long time and we're thrilled to be coming home." said Jimmy Rousey, President of UTG. "I am hopeful the economic, social and spiritual impact of this move will bless our team and the city of Stanford."

UTG will take occupancy in the former Lincoln Federal Savings and Loan building at 111 East Main Street in Stanford in April 2016. Those interested in employment opportunities may apply online at www.indeed.com. Resumes will also be accepted for consideration by mail at UTG headquarters – Human Resources Director, UTG, P.O. Box 328, Stanford, KY 40484.

For additional information, contact:

Jimmy Rousey
jrousey@utgins.com
606-365-3555

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTG, INC.

Date:	March 8, 2016	By:	/s/ Theodore C. Miller
Theodore C. Miller
Senior Vice President and Chief Financial Officer